Exhibit 10.1

RETIREMENT PLAN
FOR
OUTSIDE DIRECTORS
OF
AVNET, INC.
(Amended and Restated Effective Generally as of January 1, 2009)

CERTIFICATION

I, Raymond Sadowski, being the duly appointed Senior Vice President, Chief Financial Officer and Assistant Secretary of Avnet, Inc., a New York corporation (the “Corporation”), do hereby certify that attached hereto is a true and complete copy of the Retirement Plan for Outside Directors of Avnet, Inc. (Amended and Restated Effective Generally as of January 1, 2009) which was adopted at a duly called meeting of the Board of Directors of the Corporation on November 6, 2008.

Executed this        day of December, 2008.

Raymond Sadowski

ARTICLE I HIST	ORY, PURPOSE, EFFECTIVE DATE 1	ARTICLE II	DEFINITIONS	1
2.1	“Annual Retirement Benefit”	1
2.2	“Board”	1
2.3	“Code”	1
2.4	“Committee”	1
2.5	“Company”	1
2.6	““Employer”	1
2.7	“Final Section 409A Effective Date”	2
2.8	“Interim Section 409A Effective Date”	2
2.9	“Outside Director”	2
2.10	“Participant”	2
2.11	“Plan”	2
2.12	“Pre-409A Preserved Benefit”	2
2.13	“Retirement Date”	2
2.14	“Retirement Payment Date”	2
2.15	“Section 409A Covered Benefit”	2
2.16	“Section 409A Rules”	2
2.17	“Separation from Service”	2
2.18	“Spouse”	3
2.19	“Year of Service”	3
ARTICLE III	PARTICIPATION	3
ARTICLE IV	FUNDING	3
4.1	General Assets.	3
4.2	Status of Participants.	3
ARTICLE V	RETIREMENT DATE	3
ARTICLE VI	BENEFIT AMOUNT	4
6.1	Calculation and Payment of Benefits.	4
6.2	Death Benefit.	4
	(a)Death Prior to Payment of Full Annual Retirement Benefit	4
	(b)Death With No Surviving Spouse	5
6.3	Active Board Membership.	5
ARTICLE VII	SUSPENSION OF BENEFITS	5
7.1	Resumption of Board Membership.	5
7.2	Status as Employee.	5
7.3	Status as Consultant	5
7.4	Noncompete	6
ARTICLE VIIIMISCELLANEOUS		6
8.1	Right to Amend or Terminate	6
8.2	Board Member Relationships	6
8.3	Nonalienation of Benefits	6
8.4	Payments to Incompetents	6
8.5	Required Information	7
8.6	Missing Persons	7
8.7	Gender and Number	7
8.8	Administration and Interpretation	7
8.9	Withholding	7
8.10	Governing Law	8
8.11	Severability	8
8.12	Successors to the Company	8
8.13	Headings	8
8.14	Indemnification for Section 409A Taxes and Penalties.	8

RETIREMENT PLAN FOR
OUTSIDE DIRECTORS OF AVNET, INC.

(Amended and Restated Effective Generally as of January 1, 2009)
ARTICLE I

HISTORY, PURPOSE, EFFECTIVE DATE

The Retirement Plan for Outside Directors of Avnet, Inc. (the “Original Plan”) was established as of July 1, 1992 (the “First Effective Date”) to provide a competitive level of retirement income for eligible Outside Directors (as defined below). The Original Plan was amended effective May 21, 1996 to freeze participation with respect to those individuals who became Outside Directors on or after May 21, 2006. The Original Plan is hereby amended and restated, effective generally as of January 1, 2009, to comply with changes made to the Code (as defined below) through the enactment of Code Section 409A by the American Jobs Creation Act of 2004 and to incorporate other changes the Company desires to make to the Plan. Upon adoption of this document, the Original Plan shall henceforth be known as the Retirement Plan four Outside Directors of Avnet, Inc. (Amended and Restated Effective Generally as of January 1, 2009) (the “Plan”).

ARTICLE II

DEFINITIONS

As used in this Plan, the following terms shall have the meanings set forth below:

2.1 “Annual Retirement Benefit” shall mean the amount calculated under Section 6.1.

2.2 “Board” shall mean the Board of Directors of the Company.

2.3 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.4 “Committee” shall mean the Committee appointed by the Board to administer the Plan. As of the date hereof, the Committee is the Corporate Governance Committee of the Board.

2.5 “Company” shall mean Avnet, Inc., a New York corporation, and any person, firm or corporation which may hereafter succeed to the interests thereof by merger, consolidation, acquisition of all, or substantially all, of the assets of the Company or otherwise.

2.6 ““Employer” means the Company and any other entity that is, or would be, aggregated and treated as a single employer with the Company under Code Sections 414(b) (controlled group of corporations) or 414(c) (a group of trades or businesses, whether or not incorporated, under common control); provided, however, that an ownership threshold of at least 50% shall be used hereunder instead of the 80% minimum ownership threshold that would otherwise apply under such Code sections.

2.7 “Final Section 409A Effective Date” shall mean the date when a rule or requirement under the final regulations issued by the Secretary of the Treasury became effective under Code Section 409A, and shall generally refer to January 1, 2009.

2.8 “Interim Section 409A Effective Date” shall mean the date when a particular provision or rule promulgated under Code Section 409A became effective, and shall generally mean January 1, 2005. The term “Interim Section 409A Period” means the period beginning on or after the Interim Section 409A Effective Date and ending immediately before the Final Section 409A Effective Date.

2.9 “Outside Director” shall mean an individual who during the period beginning on the First Effective Date and ending on May 20, 1996: (a) was a member of the Board and (b) is not an affiliate of the Company (except by reason of being a Board member) or an officer or employee of the Company or any of its subsidiaries.

2.10 “Participant” shall mean an Outside Director eligible for participation in the Plan under Article III.

2.11 “Plan” shall mean this Retirement Plan for Outside Directors of Avnet, Inc. (Amended and Restated Effective Generally as of January 1, 2009), as it may be amended from time to time.

2.12 “Pre-409A Preserved Benefit” shall mean that portion of a Participant’s Annual Retirement Benefit that was earned under the Original Plan as of December 31, 2004, was not subject to a substantial risk of forfeiture under the Section 409A Rules as of that date and was not materially modified after October 3, 2004 under the Section 409A Rules.

2.13 “Retirement Date” shall mean the date specified in Article V.

2.14 “Retirement Payment Date” shall mean the date specified in Section 6.1.

2.15 “Section 409A Covered Benefit” shall mean that portion of a Participant’s Annual Retirement Benefit that equals the Participant’s Annual Retirement Benefit minus the Pre-409A Preserved Benefit.

2.16 “Section 409A Rules” shall mean the provisions of Code Section 409A and any interpretive or regulatory guidance of general application issued thereunder by the Secretary of the Treasury, the Commissioner of the Internal Revenue Service or their delegates.

2.17 “Separation from Service” shall mean that a Participant has ceased performing services for the Employers both as a Board member and an independent contractor in a manner, and to the extent, consistent with the Section 409A Rules. If a Participant is also, or subsequently becomes, an employee of an Employer, his or her service as an Employee shall be excluded for purposes of determining whether the Participant has incurred a Separation From Service under this Plan to the extent provided under the Section 409A Rules.

2.18 “Spouse” shall mean the person to whom the Participant was legally married for at least the twelve (12) month period immediately preceding the earlier of either (i) the Participant’s Retirement Payment Date; or (ii) the Participant’s death.

2.19 “Year of Service” shall mean, unless otherwise indicated herein, a period of service as an Outside Director for twelve (12) consecutive months including, for those who are Outside Directors on the First Effective Date hereof, all such service prior to the First Effective Date.

ARTICLE III

PARTICIPATION

Each Outside Director shall become a Participant in the Plan immediately upon becoming an Outside Director; provided, however, that no person who becomes an Outside Director on or after May 21, 1996 shall be eligible for participation in the Plan. [Reflects changes made by the First Amendment effective May 21, 1996.]

ARTICLE IV

FUNDING

4.1 General Assets. All amounts payable to Participants or their Spouses hereunder shall be paid in cash from the general assets of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

4.2 Status of Participants. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, nor a fiduciary relationship between the Company, the Board or the Committee and any Participant or any other person. To the extent that any person acquires a right to receive any amount from the Company under the Plan, such right shall (prior to the issuance of a judgment by a court of competent jurisdiction) be no greater than the right of an unsecured creditor of the Company.

ARTICLE V

RETIREMENT DATE

The Retirement Date of each Participant shall be the date the Participant’s membership on the Board terminates for any reason. An Outside Director who is a member of the Board on the First Effective Date shall automatically be retired from membership on the Board on the date of the Company’s annual shareholders’ meeting which coincides with or next follows the date on which such director attains age 75. An Outside Director who is not a member of the Board on the First Effective Date shall automatically be retired from membership on the Board on the date of the Company’s annual shareholders’ meeting which coincides with or next follows the date on which such director attains age 72. [Reflects changes made by the First Amendment effective May 21, 1996.]

ARTICLE VI

BENEFIT AMOUNT

6.1 Calculation and Payment of Benefits. The Annual Retirement Benefit of a Participant who retires on his Retirement Date shall be equal to the basic annual retainer fee (inclusive of all Board committee fees, but exclusive of all Board meeting fees) which is payable to the Participant as an Outside Director (on an annualized basis) in the month of the Participant’s Retirement Date. A Participant’s Annual Retirement Benefit shall be payable commencing on his Retirement Payment Date, in equal monthly installments, for the following period:

Column A	Column B
Number of Years of Service During	Number of Years of Annual Retirement
Which a Participant was an Outside	Benefit Payments
Director
Less than 6	0
6	2
7	4
8	6
9	8
10 or More	10

A Participant’s “Retirement Payment Date” shall mean the first day of the month coincident with or next succeeding the latter of the date that such Participant attains age 65 or his Retirement Date. For purposes of this Section 6.1, a Participant shall be credited with a Year of Service if he serves as an Outside Director from one annual meeting of shareholders to the next such meeting and such period is at least eleven (11) months in length.

6.2 Death Benefit.

(a) Death Prior to Payment of Full Annual Retirement Benefit. If a Participant dies prior to the receipt of any or all of his or her Annual Retirement Benefit, then the Participant’s Spouse (if any) shall be paid the Annual Retirement Benefit payments that such Participant would have been entitled to receive if such Participant had not died, but the payments to such Spouse shall be reduced by 50%. If death occurs prior to a Participant’s Retirement Payment Date, then payments shall commence to the Spouse on the first day of the month coincident with or next following the date on what would have been the Participant’s Retirement Payment Date (had the Participant not died), and end with the final payment that the Participant would have received under the Plan in accordance with Column B of Section 6.1. If death occurs after a Participant’s Retirement Payment Date, then payments shall continue to the Spouse at the reduced rate for the duration of the period applicable to the Participant under Column B of Section 6.1. In either event, however, if the Spouse dies prior to the last day of the payment period applicable to the Participant under Column B of Section 6.1, then any remaining amounts corresponding to the Participant’s Annual Retirement Benefit shall be forfeited.

(b) Death With No Surviving Spouse. If a Participant dies and is not survived by a Spouse, then any unpaid Annual Retirement Benefit shall be forfeited.

6.3 Active Board Membership. A Participant shall not be eligible to begin receiving his or her Annual Retirement Benefit payment under the Plan while he or she is an active member of the Board.

6.4 Employee Status. A Participant shall not be eligible to begin receiving his or her Annual Retirement Benefit payment under the Plan while he or she is an employee of an Employer.

ARTICLE VII

SUSPENSION OF BENEFITS

7.1 Resumption of Board Membership. If a Participant whose prior service on the Board was terminated for any reason returns to membership on the Board, any benefits payable to the Participant with respect to the Participant’s Pre-409A Preserved Benefit only under the Plan shall cease for so long as such Participant continues to be a member of the Board. Upon subsequent retirement from membership on the Board, the Participant’s Annual Retirement Benefit under the Plan shall be redetermined pursuant to Article VI above, but shall then be offset by the amount of benefit payments made to the Participant while he or she was a Board member attributable to the Participant’s Section 409A Covered Benefit (determined on a annualized basis). However, the total amount of payments to be made to such Participant shall not exceed ten (10) years in the aggregate (measured from the original payment date); and any benefit previously paid to the Participant under the Plan shall not be affected and shall not be recalculated.

7.2 Status as Employee. If a Participant whose prior service on the Board was terminated for any reason becomes an employee of an Employer, any payment with respect to the Participant’s Pre-409A Preserved Benefit payable to such Participant under the Plan shall cease for so long as such Participant remains an employee thereof. Upon subsequent termination of employment, payment of the Participant’s Annual Retirement Benefit under the Plan shall be resumed in the same monthly amount and for the same period of time as in effect prior to such period of employment.

7.3 Status as Consultant. If a Participant whose prior service on the Board was terminated for any reason is engaged by an Employer to render services as a consultant or in a consulting capacity, and not as an employee or a member of the Board of Directors, benefit payments hereunder with respect to the Participant’s Pre-409A Preserved Benefit shall not be terminated or otherwise affected by the rendering of such services; provided, however, that: (A) a Participant must incur a Separation from Service to receive a distribution of benefits attributable to the Participant’s Section 409A Covered Benefit; and (B) if only the Participant’s Pre-409A Preserved Benefit is initially payable under this Section 7.3, when the Participant subsequently incurs a Separation from Service, his or her Annual Retirement Benefit will be redetermined to reflect the Participant’s Section 409A Covered Benefit and payments shall be made over the remainder of the number of payment years applicable to the Participant.

7.4 Noncompete. Notwithstanding anything contained in this Plan to the contrary, a Participant will forfeit all rights to benefits under this Plan if the Participant:

(i) engages in a business either directly or indirectly, which competes with any business now or hereafter conducted by the Company, or

(ii) interferes in any way, directly or indirectly, whether for such Participant’s own account or for the account of any other person, firm, corporation or other business organization, with the Company’s relationship with, or endeavors to entice away from the Company, any person, firm, corporation or other entity that is an employee, consultant, distributor, contractor, supplier, source of material, and/or product, or customer of, or in the habit of dealing with, the Company.

For purposes of this Section 7.4, the Participant shall be deemed directly or indirectly engaged in a business or activity if the Participant participates in such business or activity as a proprietor, partner, joint venturer, stockholder, director, officer, manager, employee, consultant, advisor or agent, or if he controls such business or entity. Notwithstanding the above, the Participant shall not be deemed a stockholder merely by reason of holding less than five percent (5%) of the outstanding equity of any publicly owned corporation.

ARTICLE VIII

MISCELLANEOUS

8.1 Right to Amend or Terminate. The Board reserves the right at any time and from time to time to modify, suspend, amend or terminate the Plan in whole or in part. Notwithstanding the foregoing, no alteration may be made to this Plan under the preceding sentence if such alteration reduces, or delays the payment of, a Participant’s Annual Retirement Benefit, without such Participant’s prior written consent.

8.2 Board Member Relationships. Nothing contained herein shall be deemed to give any Board member the right to be continued as a member of the Board, to modify or affect the terms of Board membership or to interfere with the right of shareholders of the Company to elect members of the Board.

8.3 Nonalienation of Benefits. No amount payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, garnishment, pledge or encumbrance. Any attempt to anticipate, alienate, sell, transfer, assign, attach, pledge or encumber the same shall be void, and no amount payable under the Plan shall be in any manner liable or subject to the debts, contracts, liabilities, engagements or torts of any Participant, Spouse or relative of a Participant.

8.4 Payments to Incompetents. If a Participant or Spouse entitled to receive any benefit hereunder is deemed by the Committee, or is adjudged, to be legally incapable of giving valid receipt and discharge for such benefit, such benefit shall be paid to such person(s) as the Committee may designate or to a duly appointed guardian. Any such payment shall be in complete discharge of the liability of the Company and the Plan to the Participant or the Spouse.

8.5 Required Information. Each Participant shall file with the Committee such pertinent information concerning the Participant and the Participant’s Spouse as the Committee may reasonably specify, and no Participant or Spouse shall have any rights or be entitled to any benefits under the Plan unless such information is filed by or on such person’s behalf. Whenever practicable a Participant shall give written notice to the Committee of the Participant’s decision to voluntarily terminate membership on the Board at least thirty (30) days prior to such termination date.

8.6 Missing Persons. If the Committee cannot ascertain the location of any Participant or Spouse to whom a payment is due under the Plan, and if, after five (5) years from the date such payment is due, a notice of such payment is mailed to the last known address of such Participant or Spouse, as shown on the records of the Committee, and within three (3) months after such mailing such Participant or Spouse has not made written claim therefor, the Committee, if it so elects, may direct that such payment and all remaining payments otherwise due to such Participant or Spouse be permanently canceled (in full discharge of the liability of the Company and the Plan hereunder).

8.7 Gender and Number. Wherever used herein, the masculine gender shall include the feminine gender and the singular shall include the plural, unless the context indicates otherwise.

8.8 Administration and Interpretation. The Committee shall have full discretion and authority to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final, binding and conclusive on all persons (unless such determination or interpretation is clearly erroneous). Without limiting the generality of the foregoing, the Committee shall have the authority to: (a) construe and interpret the terms and provisions of this Plan and to remedy any ambiguities, omissions or inconsistencies contained therein; (b) compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries; (c) maintain all records that may be necessary for the administration of the Plan; (d) promulgate, administer and enforce such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and (e) appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe.

No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee, and each employee, officer, or director of the Company or any of its subsidiaries to whom any duty or power relating to the administration or interpretation of the Plan may be delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

8.9 Withholding. The Company may withhold from any benefits payable under the Plan all federal, state, local or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

8.10 Governing Law. The provisions of the Plan shall be governed by and construed in accordance with the internal laws of the State of New York, and without regard to its conflict of laws provisions. Notwithstanding the foregoing, the Plan shall be governed and construed in a manner consistent with the Section 409A Rules which shall take precedent over any laws of the State of New York which are inconsistent with the Section 409A Rules.

8.11 Severability. If any provision of this Plan or application thereof to any Participant or Spouse is held invalid or unenforceable, the remainder of the Plan will not be affected thereby and to that extent the provisions of this Plan are intended to be and are deemed to be severable.

8.12 Successors to the Company. The terms and provisions of this Plan shall be binding upon the assigns, successors and legal representatives of the Company (whether by merger, consolidation, reorganization, acquisition of all, or substantially all, of the Company’s assets or otherwise). The Company hereby agrees that it shall not merge or consolidate with any other entity or corporation in a transaction after which the Company is not the surviving entity, nor shall it sell all or substantially all of its assets to another person, corporation, association, partnership or other entity, unless that other person, corporation, association, partnership or other entity expressly assumes the duties and obligations of the Company as set forth in this Plan.

8.13 Headings. The headings of the Articles, Sections and the subsections of this Plan are inserted for convenience of reference only and shall not constitute a part hereof.

8.14 Indemnification for Section 409A Taxes and Penalties. If any payment or distribution by, or on behalf of, the Company to or for the benefit of a Participant (or Spouse) is subject to, or the Participant (or Spouse) is notified by the Internal Revenue Service that he or she is or will be subject to, a penalty taxes imposed by Section 409A of the Code or if any interest or penalties are incurred by the Participant (or Spouse) with respect to such penalty taxes (such penalty taxes together with any such interest and penalties, are hereinafter collectively referred to as the “Section 409A Tax”), then the Participant (or Spouse) shall be entitled to receive an additional payment (a “Section 409A Gross-Up Payment”) in an amount such that after payment by Participant (or Spouse) of all Section 409A Tax and all income taxes (and any interest and penalties imposed with respect thereto) imposed upon the Section 409A Gross-Up Payment, the Participant (or Spouse) retains an amount of the 409A Gross-Up Payment equal to the Section 409A Tax imposed upon the Payment; provided, however, that the Company shall only be responsible to make a Section 409A Gross-Up Payment with respect to the Section 409A Tax if the Section 409A Tax relates to or results from (i) the Company’s failure to operate a “nonqualified deferred compensation plan” (as such term is defined in the Section 409A Rules) (a “NQDC”) in compliance with the Section 409A Rules on and after January 1, 2005; or (ii) the lack of compliance of any Company NQDC document or documentation with the Section 409A Rules; or (iii) the payment or distribution by the Company (or by any Company NQDC) of any NQDC amount if such payment or distribution is not in compliance with the Section 409A Rules. For the avoidance of doubt, the Company shall not be responsible to make any Section 409A Gross-Up Payment if, (1) after a timely notice or request by the Company to the Participant (or Spouse), the Participant (or Spouse) refuses or fails to make a timely election to alter the timing of payment or distribution or (2) the Participant, in his or her capacity as a Director, causes the Company to take any action, or causes the Company to fail to take any action, which causes the Participant (or Spouse) to be subject to a Section 409A Tax.

Determinations required to be made on the amount of the Section 409A Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant (or Spouse) within thirty (30) business days of the receipt of notice from the Participant (or Spouse) that he or she is subject to a Section 409A Tax, or such earlier time as is reasonably requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Section 409A Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to the Participant (or Spouse) within thirty (30) days of the receipt of the Accounting Firm’s determination, but in no event later than the last day of the year following the year in which the Participant (or Spouse) remits the related taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Participant (or Spouse).